QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.3

Certificate of Amendment
to Certificate of Incorporation
of
East West Bancorp, Inc.

        East West Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST: That at a meeting of the Board of Directors of East West Bancorp, Inc. resolutions were duly adapted setting forth a proposed amendment to Section 1 of Article VI of the Certificate of Incorporation of said Company, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next meeting of the shareholders. The resolution setting for the proposed amendment is as follows:

    The proposed is to amend Section 1 of Article VI of the Certificate of Incorporation to read in its entirety as follows:

    Section 1. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 205,000,000 as follows: (a) 200,000,000 of common stock, $.001 par value per share ("Common Stock"), and (b) 5,000,000 of preferred stock, $.001 par value per share ("Preferred Stock").

        SECOND, That thereafter, pursuant to the resolutions of its Board of Directors, a meeting of the shareholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by the statute were voted in favor of the amendment.

        THIRD, That the aforesaid amendment was duly adopted in accordance with applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, East West Bancorp, Inc. has caused this certificate, which amends the Certificate of Incorporation and which has been duly adopted by the Board of Directors of the Corporation and approved by the shareholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware, to be executed and attested by its duly authorized officer this 30th day of December, 2005.

EAST WEST BANCORP, INC.
By:	/s/ DOUGLAS P. KRAUSE Douglas P. Krause Executive Vice President, General Counsel, and Corporate Secretary

QuickLinks

  Exhibit 4.3
Certificate of Amendment to Certificate of Incorporation of East West Bancorp, Inc.